                                 EXHIBIT (c)(2)











                           FAIRNESS MEMORANDUM TO THE
                              BOARD OF DIRECTORS OF

                              ELLETT BROTHERS, INC.

                               as of March 7, 2001

TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Engagement Overview ....................................................  1 - 2
     Purpose of Engagement
     Primary Procedures


Stock Analysis .........................................................  3 - 7
     Historical Pricing
     Valuation Multiples
     Dividend Yield


Valuation Procedures ..................................................   8 - 18
     Nature of our Analysis
     Valuation Methods
     Asset Approach
     Income Approach
     Market Approach


Conclusion ............................................................       19


Appendices
     Appendix A:      Financial Data
     Appendix B:      Statement of Assumptions and Limiting Conditions

ENGAGEMENT OVERVIEW


PURPOSE OF ENGAGEMENT

We understand that Ellett Brothers, Inc. (the "Company" or "Ellett"), Ellett Holding, Inc., and Ellett Acquisition, Inc. (collectively, the "Buyer") propose to enter into an Agreement and Plan of Merger, the terms of which were approved by the Board of Directors of the Company on March 7, 2001 (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of the outstanding common stock of the Company that is not owned by the Buyer (the "Minority Shares") will be converted into the right to receive $3.20 per share in cash (the "Merger"). We understand that approximately 62% of the outstanding common stock is owned by the Buyer. The terms and conditions of the Merger are set forth in the Merger Agreement.


PRIMARY PROCEDURES

In preparing our opinion, we, among other things:

         O Analyzed and researched the nature of Ellett's business and its history from Ellett's inception;

         O Visited Ellett's locations, including its two primary locations, and conducted extensive telephone and on site interviews with Ellett's management;

         O Researched the general economic outlook and market conditions that are relevant to Ellett's business;

         O Reviewed the book value and financial condition of Ellett at December 31, 2000, and considered whether Ellett has significant goodwill or other intangible value by reviewing, among other items, Ellett's earning and dividend paying capacities;

         O Conducted a review of the relevant geographic and competitive markets in which Ellett operates;

         O Researched actual transactions in Ellett's stock and considered trading volumes for Ellett's common stock;

         O Compared the performance and market prices of companies engaged in wholesale distribution or sporting goods whose stocks are actively traded in the public stock markets;

         O Conducted comparisons with similar, non-publicly traded companies, to the extent appropriate, as well as an analyses of selected acquisitions and "going private" transactions for public companies;

         O        Reviewed the financial terms of the merger agreement; and

         O        Performed such other analyses as we deemed relevant.


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Page 1

In all cases, we have relied upon the referenced information without independent verification. In conjunction with the preparation of this report, James L. Williams and Timothy W. York, of Dixon Odom PLLC, met with and held conversations with Ellett's management and advisors, providing an important perspective to our understanding of the information reviewed and analyzed in the preparation of this fairness opinion.

A sound analysis is based upon the relevant facts, but the elements of common sense, informed judgment, and reasonableness must enter the process of weighing those facts and determining their aggregate significance. This position is clearly established in general valuation theory and for valuations prepared for specific tax purposes (see Revenue Ruling 59-60). We believe our opinion of fairness gives adequate consideration to the above factors.



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Page 2

STOCK ANALYSIS

Historical Pricing

We studied the stock price and trading statistics for Ellett since its IPO in June 1993. The objective of our analysis in this area was to identify trends in the price and activity of the stock that might help lead us to conclusions about future performance of the stock. As noted on the chart that follows, the peak in both price and activity appeared in the years 1994 and 1995, only a year or so removed from the IPO. Additionally, it should be noted that 1994 coincides with the enactment of the controversial "Brady Bill" and "Crime Bill", both of which significantly stimulated firearm sales and resultant profitability for Ellett on a short-term basis. Since that time, both volumes of shares traded and share prices have slowly decreased, as shown in the following graphs of both indicators. Not only has the total activity decreased, but also has the number of days that the stock has been traded. For the years 1994 through 1995, the stock was traded almost every day the market was open. Alternatively, since that time, many days have passed without a single transaction. Furthermore, 2001 has seen the stock traded on only thirteen days in over two months of the calendar year.

The price at which a share of stock in a company actively trades is an indication of value to a third-party investor. As such, we must carefully review that price and historical pricing data in order to assess its relevance to the true value of the stock. Fairness of value may not always be reflected by the public markets. Based on the facts of this engagement and the declining trade activity of the stock, we ask whether the investing public has or has not utilized all of the information necessary to make the most prudent financial decision regarding underlying value. In other words, we believe there may be a difference between the trading price and the actual value of the stock. Examples of why this may occur are changes in the industry, competitors, or in Ellett that may not have yet been disclosed, understood, or accounted for in the market. Naturally, a company having a large number of active traders will demand more access and information than those with lower activity. The scrutiny of those companies will typically be greater, thus, the likelihood is increased that true value and share price are similar. We believe that the lack of activity with the stock leads to a greater likelihood that the value of the stock may vary from the trading price. Consequently, we have considered the trading price and history, but we have relied more heavily on other valuation models for our analysis and conclusion.

This inactivity of the stock to trade at certain levels has also created changes with respect to the NASDAQ exchanges. First, in the last year, Ellett has been moved from the National Market under NASDAQ to the SmallCap Market due to its decline in market capitalization over the years. Furthermore, Ellett was notified on February 12, 2001, that it must maintain certain levels of activity or potentially become deleted from the SmallCap Market. While such a change could make it more burdensome for potential investors to invest in Ellett (or current investors to dispose of shares), such notification does not necessarily indicate the value of each share has changed.

Finally, we also studied the effects on price based on the size of blocks traded. Due to the relatively thin trading nature of the stock, a large block of stock on the market can dramatically affect the price. For example, on June 5, 2000, some 92,800 shares were traded on a heavy day of trading for this stock. The previous trading day of June 2, 2000 had 1,200 shares exchanged, and the price closed at $3.8311 per share. With such a large block of shares available on June 5, 2000, the stock opened at $2.7536 per share and closed that day at $3.2923 (a 15% decrease). Such volatility reflects many characteristics, but we once again question whether it reflects the true value of a share of stock in Ellett.


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Page 3

The following chart of data on the stock trading activity highlights some of the trends noted in our review. It should be noted that the weighted proceeds and weighted average price were calculated using each day's average price, which was computed as the simple average of the opening and closing prices for that day. The information for 2001 is through February 26, 2001.

--------------------------------------------------------------------------------
                                                                          Volume
      Number                       Weighted                                Per
     of Days  Total     Weighted    Average  Price  Price   Year    Year   Day
Year  Traded  Volume    Proceeds    Price     BOY    EOY    High    Low   Traded
--------------------------------------------------------------------------------
1993   106  2,050,300  $15,874,832  $ 7.74  $ 7.82 $ 7.39  $ 8.91  $6.30  19,342
1994   213  3,967,400  $49,033,975  $12.36  $ 7.82 $13.13  $15.72  $7.71  18,626
1995   250  5,360,800  $38,220,848  $ 7.13  $13.13 $ 7.08  $13.13  $4.40  21,443
1996   223  2,423,800  $13,176,384  $ 5.44  $ 6.96 $ 4.48  $ 7.30  $4.02  10,869
1997   190  1,201,500  $ 5,735,108  $ 4.77  $ 4.48 $ 5.08  $ 5.78  $3.71   6,324
1998   184  3,771,100  $14,783,754  $ 3.92  $ 5.12 $ 4.29  $ 5.94  $2.98  20,495
1999   173  1,004,300  $ 5,278,241  $ 5.26  $ 3.94 $ 6.55  $ 7.88  $3.15   5,805
2000   160    844,000  $ 2,876,237  $ 3.41  $ 6.37 $ 3.00  $ 6.90  $1.47   5,275
2001    13     26,200  $    60,778  $ 2.32  $ 3.00 $ 2.25  $ 3.00  $2.00   2,015
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                            Volume and Price Trends

        [Chart of Volume Per Day Traded and Weighted Average Stock Price
                           For the Years 1993 to 2001]

                                2001     2000     1999     1998     1997     1996     1995     1994     1993
                                ----     ----     ----     ----     ----     ----     ----     ----     ----
Volume Per Day Traded          2,015    5,275    5,805    20,495   6,324    10,869   21,443   18,626   19,342

                                2001     2000     1999     1998     1997     1996     1995     1994     1993
                                ----     ----     ----     ----     ----     ----     ----     ----     ----
Weighted Average Stock Price   $2.32    $3.41    $5.26    $3.92    $4.77    $5.44    $7.13   $12.36    $7.74

--------------------------------------------------------------------------------

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Page 4

Valuation Multiples

As discussed previously, while the market trading price of the stock must be considered in determining value, it may not always be the best indicator of value. Nevertheless, financial analysts often refer to various indicators of value through multiples of earnings, book value, and revenues for historical comparisons and to compare with others in the industry. For two of the categories (multiples based on revenues and book value), there has been a historical trend that indicates that the market has driven the share price down in the last year. The earnings multiples have remained fairly steady, except for the two years in which Ellett suffered losses.

--------------------------------------------------------------------------------

                                 Price/Earnings


              [Chart of Price/Earnings For the Years 1994 to 2000]


                    2000     1999     1998     1997     1996     1995     1994
                    ----     ----     ----     ----     ----     ----     ----
Price/Earnings     (37.28)   7.89     7.03    (29.87)  13.59     7.95    10.18

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                                Price/Book Value


             [Chart of Price/Book Value For the Years 1994 to 2000]


                    2000     1999     1998     1997     1996     1995     1994
                    ----     ----     ----     ----     ----     ----     ----
Price/Book Value    0.50     1.08     0.92     1.04     0.93     1.50     3.10

--------------------------------------------------------------------------------




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Page 5

--------------------------------------------------------------------------------

                                 Price/Revenues


              [Chart of Price/Revenues For the Years 1994 to 2000]


                    2000     1999     1998     1997     1996     1995     1994
                    ----     ----     ----     ----     ----     ----     ----
Price/Revenues      0.08     0.18     0.13     0.15     0.15     0.23     0.40

--------------------------------------------------------------------------------


One noted trend of these indicators revealed the consistency of the multiples for the years 1996 through 1999 for the multiples involving revenue and book value. We studied and considered the history of these multiples in our assessment of fairness. These multiples were utilized in comparison to similar ones of comparable guideline public companies.


Dividend Yield

Another indicator of value is often based on the returns available to equity investors paid through dividends. Ellett has typically paid dividends over the last seven years as a reward to investors for their investment in the company. Such dividends can often be an enticement for certain types of investors wishing to acquire current income through dividends, as opposed to growth equities which typically reinvest profits into the company. Dividend yield is a category that is important to consider when comparing similar companies, as one may pay dividends and another may not. This factor can often play a role in the decrease of the stock price itself, as the price reflects the fact that portions of the company's earnings and assets are being affected by such a distribution.




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Page 6

An important portion of Ellett's history of dividend payments relates to 1999, when a doubling of the dividend payment occurred. This level of dividend was repeated in 2000, despite lower earnings. Very few companies of Ellett's size or in Ellett's industry pay dividends. Out of the 111 companies that we initially studied for comparison to Ellett, only 11 paid dividends. This is a fact we considered when studying this issue as it became apparent that most companies in this group were sacrificing immediate returns on investment through dividends for future growth in the stock price.

The following reflects the trends in historical earnings and dividends since
1994:

--------------------------------------------------------------------------------

                             Dividends and Earnings


              [Chart of Annual Dividends and Historical Net Income
                          For the Years 1994 to 2000]


                          2000    1999    1998    1997    1996    1995    1994
                          ----    ----    ----    ----    ----    ----    ----
Annual Dividends         $0.16   $0.16   $0.08   $0.08   $0.08   $0.08   $0.10


                          2000    1999    1998    1997    1996    1995    1994
                          ----    ----    ----    ----    ----    ----    ----
Historical Net Income    $(329)  $3,575  $3,012  $(815)  $1,686  $4,634  $6,188

--------------------------------------------------------------------------------


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Page 7

VALUATION PROCEDURES

NATURE OF OUR ANALYSIS

The stock of Ellett is publicly traded, but as discussed earlier in this report and due to a number of factors, the publicly traded price for a security may not be reflective of what is fair, or viewed as fair, for a proposed transaction from a financial point of view. The issue of fairness arises where there can be actual, potential, or perceived conflicts of interest existing among the parties involved. Our objective was to provide our independent assessment of fairness, from a financial point of view, for the proposed transaction. For that reason, we viewed not only the price in the public market, but we also applied fundamental valuation analyses to determine the reasonableness of the transaction pricing.


VALUATION METHODS

We have considered the following valuation methods under the asset, income, and market approaches to develop a reasonable opinion of the fairness of the purchase offer, from a financial point of view, as of March 7, 2001:

Liquidation Value - which produces an estimate of value by adjusting the subject company's assets to liquidation value, reducing that number by respective liabilities and income tax implications, and determining the resultant cash flow benefiting the stockholders.

Discounted Future Cash Flows - which discounts the projected future cash flows of the subject company to determine the fair market value at the valuation date.

Guideline Company - which produces an estimate of value by comparing the subject company with various valuation multiples of publicly traded companies.

Acquired Company - which produces an estimate of value by comparing the subject company with comparable transactions of companies.



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Page 8

ASSET APPROACH

O    Liquidation Value Method

The liquidation value is based on an assumed discontinuance of the entity and a related pro-rata distribution of the liquidation proceeds as a measure of the value of Ellett. Valuation experts often purport that this method can be viewed as the minimum value that should be considered for the sale or buyout of a company.

By using this method we arrived at ranges of value from $2.39 to $2.66 per share. We calculated these values by taking the historical balance sheet items and multiplying each item by realization multiples that we believe to be reflective of current economic and industry conditions. We received assistance from different sources, including management and independent parties, in arriving at the various realization percentages.

The realization percentages were obtained by reviewing the collectibility and liquidity of each class of assets and liabilities. For example, cash and cash equivalents were valued at 100%, since these items are fully realizable at the stated value. Other items, such as inventory, were less liquid and required a smaller realization percentage. We also considered the income tax implications resulting from an orderly liquidation, and a summary of this method is presented in Appendix A.


INCOME APPROACH

O    Discounted Future Cash Flows

We considered the Income Approach - Discounted Future Cash Flows method to discount future corporate net cash flows, as investors base value assessments on the income they expect to receive in the future. Under this approach, a net earnings stream available in the future is then discounted to the present for the time value of money and the risk inherent in the business. In this method, considerable analysis is required to project income and expenses, as well as developing an appropriate discount rate.

In the Discounted Future Cash Flows method, a pro forma financial analysis is made of the Company to estimate future available net cash flows. Available net cash flows are the amounts that could be paid to providers of equity capital without impairing the business' operations. Each year's projected available net future cash flows are then discounted to present value. The sum of the present values, including the present value of the estimated terminal or residual value, equals the current value of the business.

Such methodology is appropriate when past results of operations are not reflective of anticipated future results. In this case, our analysis leads us to the conclusion that future prospects are important in determining the fairness of the proposed transaction price.


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Page 9

Discount Rate

In discounting the available cash flows, an appropriate discount rate must be determined. Projected earnings are discounted for:

1. Time Value of Money - Time value of money deals with the concept that $1 received today is worth more to an individual than $1 received at some future date. It is assumed that a prudent individual will always choose $1 in hand versus the guarantee of $1 in the future, because the individual can invest this "in hand" dollar at some rate of return and earn interest.

2. Risk - Risk is defined in terms of financial structure (financial risk) and in terms of the company's markets (business risk). Financial risk refers to the possibility of bankruptcy and the variability of returns to equity investors because of the amount of debt. Business risk refers to the variability of earnings from the firm's operations.

The build-up method is utilized to compute the required equity return. This method separately identifies and quantifies each of the components of risk associated with an investment. The resultant rate represents the minimum return necessary to cause an investor to invest in assets with financial characteristics similar to that of Ellett. The components of the build-up method are as follows:


--------------------------------------------------------------------------------

                            BUILD - UP METHOD FORMULA

--------------------------------------------------------------------------------

                  Ke       =       Rf + Pm + Ps + Psc + C

          Where:  Ke       =       Cost of equity capital
                  Rf       =       The total return required on a long-term,
                                   risk-free investment
                  Pm       =       The historical premium on publicly held
                                   stocks over the risk-free investment rate
                  Ps       =       The premium for the greater risk associated
                                   with an investment in the stocks of small,
                                   publicly held companies
                  Psc      =       Adjustment for the specific risk associated
                                   with an investment in the company

--------------------------------------------------------------------------------

The sum of these components represents the cost of equity capital for Ellett.

The risk-free component of the build-up method represents the expected return by an investor for investing in a totally risk-free investment. The return (interest rate) on U.S. Government bonds of the same maturity as the investment under consideration is normally considered as an appropriate risk-free interest rate.

Having considered that, in general, equity investments are relatively long-term in nature, we selected 6.22%, the interest rate on U.S. Government Bonds - Long-Term, as the risk-free rate to use in the formula.


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Page 10

The long-term general risk premium for the period 1926 - 1999 time period, as reported in the publication Stocks Bonds Bills and Inflation: 2000 Yearbook, Ibbotson Associates; Chicago, Illinois, is 8.1%. This rate is calculated on the simple differences of historical arithmetic means returns from 1926 to 1999 on average returns of common stock and average returns on long-term U. S. Government Bonds.

A small stock premium is required to reflect the incremental addition of return of stocks smaller than the Standard & Poor's 500. The small stock premium of 2.20% was obtained from the same Ibbotson Associates publication mentioned above.

We then considered the application of a company specific risk premium as a part of our capitalization rate. This risk premium (or potential discount) for Ellett takes into consideration risk factors related to customer base, key personnel, depth of management, and financial stability as would be perceived by the potential investor. As a result of these items that we considered important to the potential investor, we applied a company specific risk factor of two percent.

Substituting the appropriate values for the variables in the equation yielded the following:

--------------------------------------------------------------------------------

                            BUILD - UP COST OF EQUITY

--------------------------------------------------------------------------------

                     6.22% + 8.10% + 2.20% + 2.00% = 18.52%

--------------------------------------------------------------------------------

In connection with our analyses, we prepared and used estimates and forecasts of Ellett's future operating results through 2005 based on expectations and estimates provided by various members of Ellett's management. This summarized estimate of income and cash flows is shown in Appendix A. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than such analyses. The analyses are inherently subject to uncertainty as they are based on numerous factors or events beyond the control of Ellett. Therefore, future results or actual values may be materially different from those forecast.

The outlook for sales was not particularly strong. The historical compound annual growth rate for the last five years has been less than one percent. When measured over the last seven years it has been 4.11%. Through management interviews, the outlook for 2001 is believed to be growth of only about 5%. Subsequent to 2001, sales are expected to be flat, growing at no more than about the rate of inflation.

Forecasted gross profits were derived by taking the 2000 gross profit percentage and then applying it to sales. As earlier stated, this percentage has been very stable over the years. Management does not foresee any change in product mix or business developments that would change this percentage.

Once gross profits were estimated we determined levels of operating expense. This value was calculated using average variable operating expenses as a percentage of sales. For 2000, variable operating expenses were around 4.45% of sales.


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Page 11

Historical fixed operating expenses were "normalized" for removal of unusual and nonrecurring items. The level for 2000 was utilized as a base for future periods when increased by an anticipated growth rate of three percent, which is close to the inflation rate.

Operating income consists of gross profit less operating expenses. The sum of operating income and other income yielded the forecasted pretax income. Taxes were based on the blended corporate rate of 38%.

Once net income was determined, many items were added back and deducted to arrive at net cash flows. Depreciation was calculated using the straight-line method, with a consistent addition of approximately $2 million a year. Other additions included new debt that will take effect as of 2001. This new debt equaled an estimated 80% financing level for new capital expenditures. Deductions made for capital expenditures were calculated by taking the average of the past four years. Debt service on new debt was calculated. The scheduled amount of bond payments were used each year in the calculation. Working capital increases were calculated based on historical levels required as a percentage of sales. A numerical detail of the derivation of forecasted earnings and cash flows is presented in Appendix A.

The value indicator generated through this calculation is $1.80 per share.


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Page 12

MARKET APPROACH

O    Guideline Company Method

One of the generally accepted methods of valuing stock is through the use of comparisons with similar companies whose stocks are also publicly traded. However, two major limitations of this approach exist. First, it is virtually impossible to find identical public companies. Second, required disclosure for public companies notwithstanding, we are not privy to "inside" information for any public companies. Our search and application of this analysis was significantly limited by the lack of truly comparable entities. No major competitor of Ellett is publicly traded, and efforts in the past during offerings of stock have provided few, if any, quality comparables.

We noted that no company used in the foregoing analysis is identical or directly comparable to Ellett. Furthermore, many of the companies observed have a much different market capitalization than Ellett, have different business purposes, and deal with different products than Ellett. Although we did not specifically quantify the relevance of this valuation methodology compared to the other methodologies used, and because of the absence of truly comparable companies, we considered this methodology to be less relevant to our analysis than the discounted cash flow analysis and acquired company analysis.

The following were the procedures performed in our guideline company analysis:

Guideline Company Group

The procedures used to develop the group of public companies generally involve the following steps:

(1) Determine an appropriate SIC number using the Standard Industrial Classification Manual;

(2) Compile a list of publicly traded companies that are listed under the desired SIC number(s);

(3) Obtain business descriptions and financial characteristics of the companies through periodic reports of the individual companies, and financial information databases; and

(4) Determine which publicly traded companies are sufficiently similar to the Company in terms of operating, financial, geographical, industry, and/or market characteristics for inclusion in the comparable group.

Our search for similar guideline companies focused on publicly traded entities in the market of recreational goods or sporting goods.

Due to the lack of truly comparable companies, we analyzed selected companies from more than one perspective. Our initial review of public company filings revealed over 110 companies that we believed were useful in evaluating Ellett. These companies included those involved in not only distribution, but also manufacturing and retailing of recreational or sporting goods. In fact, most of the initial group of companies studied involved activities other than distribution, which limited the effectiveness of such comparisons. This lack of highly comparable companies is nothing new to Ellett, as management represented that such difficulties were encountered during its offerings of stock and on a continual basis with respect to its internal analyses.


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Page 13

Pricing Multiples

By convention, analysts express the relationship between the market price of a stock and its historical book value in the form of the ratio of the market price to the earnings for the most recent twelve months, i.e., price/earnings ("P/E") ratio. If the guideline company group is sufficiently homogeneous with respect to the companies selected, their recent performances, and the public market's reaction to their performances, analysts typically calculate some form of average or median P/E ratio, or multiple, as representative of the group.

Likewise, analysts often discuss value in terms of the price to book value and price to revenue multiples. Prior to using any of these other multiples, the guideline company group must be analyzed to determine whether the group is representative of the subject company's operations. To do this we sorted and ranked each of the public companies by operating type or profile, sizes through revenues, and market capitalization.

We considered various multiples for all companies, including price to earnings, price to revenue, and price to book value based on the three criteria stated above: business type, revenues, and market capitalization.

The first category of sorting was by company profile. We reviewed each company and compared it to Ellett based on its type of operations. In developing our pricing multiples, we ultimately utilized the multiples for the companies we perceived as having the most similar operations to Ellett. The companies we eventually selected, a brief description of their primary operations, and trailing twelve months' revenues, follow:

--------------------------------------------------------------------------------

                                                                     REVENUES
        NAME                           DESCRIPTION                 (in millions)

--------------------------------------------------------------------------------

The Coast Distribution System      Wholesale supplier of                $151
                                   recreational vehicle and
                                   marine parts accessories

Rawlings Sporting Goods Co. Inc.   Manufacturer of sporting             $175
                                   goods products

Brass Eagle Incorporated           Manufacturer of paint ball           $ 72
                                   products

Johnson Outdoors, Inc.             Manufacturer of recreational         $347
                                   products

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Page 14

The next categorization was based on size. We ranked the initial large group of companies by revenues and market capitalization. A multiple was developed by sorting the companies by size based on revenues. We chose companies with stated revenues within a proximate range similar to that of Ellett. Those companies within the range of comparability and their respective trailing twelve months' revenues to Ellett follow:

----------------------------------------------------------------------------------------------------------------------
                                                                                                          REVENUES
  NAME                                       DESCRIPTION                                                (in millions)
----------------------------------------------------------------------------------------------------------------------

  Hibbett Sporting Good, Inc.                Retailer of full line sporting goods.                          $199
  Hockey Company                             Manufactures hockey, figure and inline skate products and
                                             accessories.                                                   $199
  Rawlings Sporting Goods Co. Inc.           Manufacturers baseball, basketball, hockey, softball and
                                             football equipment, licensed MLB, NHL, and NCAA retail
                                             products.                                                      $175
  Cannondale Corporation                     Manufactures high performance bicycles.                        $161
  Toymax International Inc.                  Manufactures stuffed toys, novelties and consumer
                                             electronics.                                                   $151
  The Coast Distribution System              Wholesale supplier of recreational vehicle and marine parts
                                             and accessories.                                               $151
  Play By Play Toys & Novelties              Manufactures stuffed toys, novelties, and consumer
                                             electronics.                                                   $147
  Coastcast Corporation                      Manufactures investment-cast titanium and stainless steel
                                             golf club heads.                                               $144
  Sportsmans Guide, Inc.                     Retail mail order catalog and internet seller of outdoor
                                             merchandise direct to the consumer.                            $136
  Zindart Ltd.                               Produces and markets high quality die-cast and injection
                                             molded collectible products.                                   $135
  Baldwin Piano & Organ Company              Manufactures high quality keyboard instruments.                $135
  Cybex International                        Manufactures strength and cardiovascular fitness equipment.    $131
  Radica Games Ltd.                          Manufactures line of electronic entertainment devices.         $114
  Sport Supply Group, Inc.                   Institutional direct marketer of sports equipment and
                                             supplies.                                                      $113
  Escalade Incorporated                      Manufactures table tennis, pool and other game tables and
                                             basketball systems and archery equipment.                      $108
  4 Kids Entertainment, Inc.                 Designs toys, licenses merchandise, plans and buys media
                                             and distributes television, movie and music production.        $104

----------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Page 15

Within the recreational products industry of the consumer cyclical sector, we studied companies possessing similar levels of market capitalization. This category, like both of the previous two searches, provided no exact matches to Ellett. A range of market capitalization reasonably above and below Ellett's was studied, and the companies and their respective market capitalization within that range follow:

----------------------------------------------------------------------------------------------------------------------
                                                                                                          MARKET
                                                                                                      CAPITALIZATION
  NAME                                                            DESCRIPTION                          (in millions)
----------------------------------------------------------------------------------------------------------------------
 Sport Supply Group, Inc.                  Institutional direct marketer of sports equipment and
                                           supplies.                                                        $14.6
 Zindart Ltd.                              Produces and markets die-cast and injection-molded
                                           collectible products.                                            $14.3
 Zapworld.com                              Manufactures and distributes electric vehicles.                  $14.0
 Fountain Powerboat Industries             Manufactures various types of boats.                             $12.9
 Royal Precision, Inc.                     Manufactures and distributes golf club shafts.                   $12.7
 Rock Shox Inc.                            Designs, manufactures, and markets high performance bicycle
                                           suspension products.                                             $11.8
 Yifan Communications, Inc.                Creates, designs, develops and assembles interactive
                                           electronic game simulators.                                      $10.1
 Valley Media Inc.                         Full-time distributor of prerecorded music and video
                                           entertainment products.                                          $8.8
 First Team Sports Inc.                    Manufactures and distributes in-line roller skates, ice
                                           skates, street hockey equipment and related accessory
                                           products.                                                        $7.8
 Tribune Company                           Developer of natural motion technology for health and fitness
                                           equipment.                                                       $7.7
 Baldwin Piano & Organ Company             Manufactures high quality keyboard instruments.                  $7.1
 Fotoball USA, Inc.                        Designs, develops, manufactures, and markets custom sports
                                           and non-sports related products.                                 $6.7
 I2corp.com                                Patents ideas that offer new experiences for the
                                           inter-national entertainment industry.                           $6.1
 Sportsmans Guide Inc.                     Retail mail order catalog and internet seller of outdoor
                                           merchandise direct to consumer.                                  $5.0
----------------------------------------------------------------------------------------------------------------------


The determination of value using the guideline company method was then developed by multiplying the various adjusted pricing multiples, obtained from the comparable group, by the factors for Ellett. We also studied the calculated multiples to assess their relevance in determining fairness in this matter, ultimately determining that the most appropriate multiple was the price to book value multiple. The other two multiples considered (price to revenues and price to earnings) were ultimately not utilized due to the large discrepancies in estimated values from other methods utilized. We believe that their results did not provide results that appeared reasonable, based on our considerations of all the relevant factors.

In our review of data, we observed price to book value multiples that ranged from .467 to .602, with the different variations of sorting creating multiples consistently within a narrow range, supporting that stocks of companies tend to trade for amounts less than their book values on a per share basis. These calculations also included a premium of 20%, representing an appropriate acquisition premium. Based on these calculations, we arrived at ranges of value on a per share basis between $3.36 and $4.33.


--------------------------------------------------------------------------------
Page 16

o              Acquired Company Method

The acquired company method determines a value indication by comparing transactions of companies that have been purchased, sold, or merged in recent years by applying pricing multiples and acquisition premiums developed from those transactions. We searched the Mergerstat database for transactions over the last ten years of public companies that subsequently went private. The search yielded 253 companies over the last ten years, and 144 of these were from the past two years of published data (1998 and 1999). A summary of the findings follows:

--------------------------------------------------------------------------------

                           GOING PRIVATE TRANSACTIONS

                            P/E Offered                    Premium Offered
                    -------------------------------       -----------------
                    Average   Median   Transactions       Average    Median
--------------------------------------------------------------------------------

         1990         15.5     13.6         20              34.3%     31.6%
         1991         13.2     10.7          9              23.8%     20.0%
         1992         15.2     12.7          8              24.8%      8.1%
         1993         14.8     14.9          8              34.7%     20.0%
         1994         24.5     20.2          3              41.9%     35.0%
         1995         30.8     17.2         10              29.8%     19.2%
         1996         28.9     23.1         16              34.8%     26.2%
         1997         23.6     19.9         35              30.4%     24.5%
         1998         20.2     17.7         70              29.1%     20.4%
         1999         22.3     16.9         74              38.0%     32.7%

       Average        20.9     16.7         25              32.2%     23.8%
       Median         21.3     17.1         13              32.4%     22.5%

--------------------------------------------------------------------------------

Applying the median multiples of 21.3 and 17.1 to Ellett derived estimated values on a per share basis of $2.40 to $3.00.

Application of the median of the average acquisition premiums paid from 1990 through 1999 for companies going private yielded a premium of 32.4%. This provided a value indicator on a per share basis of $2.98. The average premium for 1999 was 38%, but the median was 32.7%, with the median analysis being selected as the more relevant due to its reduction of the impact of unusually high or low transaction premiums with the database. Application of the 1999 median premium yielded a value on a per share basis of $2.99. Focusing on the median of the medians for 1990 through 1999 provided a premium of 22.5%, for a value indicator on a per share basis of $2.76.

The next search under the acquired company method was of companies that operated as distributors and wholesalers. This Mergerstat search yielded 115 published transactions over the past six years for the offered price to earnings ratio. The average and median were selected for price to earnings ratios of the offers for such distributing companies as follows:


--------------------------------------------------------------------------------
Page 17

--------------------------------------------------------------------------------
                             ACQUIRED COMPANY DATA

                          P/E Offered
                  ---------------------------
                  Average        Transactions        Premium Offered
--------------------------------------------------------------------------------
         1994       26.6               6                  32.2%
         1995       24.5              12                  35.5%
         1996       18.0              10                  46.7%
         1997       24.7              20                  34.9%
         1998       22.8              38                  39.4%
         1999       20.8              29                  39.8%

       Average      22.9              19                  38.1%
       Median       23.7              16                  37.5%
--------------------------------------------------------------------------------

Applying the multiples of 22.9 and 23.7 to Ellett derived estimated values on a per share basis of $3.21 to $3.32.

Viewing the premiums for acquired companies by industry segment was also deemed relevant. From 1994 through 1999, the average of the annual premiums was 38.1%. Application to Ellett resulted in a per share value indication of $3.11.

Of the companies in this wholesale and distribution category, approximately 200 made announcements in 1999 about merger or acquisition activity. This is in comparison to the 29 companies in this industry that provided information shown in the above study. Included in the companies making such announcements were the following companies with a SIC code similar to Ellett:

--------------------------------------------------------------------------------
        NAME                                 DESCRIPTION
--------------------------------------------------------------------------------
Albouy Distribution            Wholesale distributors of swimming pool supplies.
--------------------------------------------------------------------------------
Archery Center International   Wholesale distributor of archery products.
--------------------------------------------------------------------------------
Benson Pump Company            Wholesale distributor of swimming pool supplies.
--------------------------------------------------------------------------------
Black (Larry) Sporting Goods,
  Inc.                         Retailer of sporting goods.
--------------------------------------------------------------------------------
CM Support, Inc.               Wholesale distributor of recreational products.
--------------------------------------------------------------------------------
Cortz, Inc                     Distributor of pool products.
--------------------------------------------------------------------------------
Garden Leisure Products        Wholesale distributor of swimming pool supplies.
--------------------------------------------------------------------------------
Les Agences Claude Marchand,
  Inc.                         Manufacturer and distributor of pool accessories.
--------------------------------------------------------------------------------
Pro's Edge Wholesale, Inc.     Wholesaler and manufacturer of golf accessories.
--------------------------------------------------------------------------------


One of the companies shown above, Archery Center International, was purchased by Ellett.

                                                        .
--------------------------------------------------------------------------------
Page 18

CONCLUSION

As noted in the previous sections, we analyzed Ellett utilizing a variety of approaches and methodologies to assess the fairness of the offer to purchase shares of Ellett. While there is no one method that can claim to provide the perfect answer, comfort can be found in the consideration of several methods in arriving at our conclusion. We have used our professional judgment and experience in considering how such various indicators weigh in the determination of financial fairness.

Our opinion's foundation lies in the fact that market indications for similar transactions provide evidence that the offering price is fair. First, we have relied upon our extensive study of companies that are the most similar to Ellett and are actively trading on an open market, providing a useful benchmark for pricing. Furthermore, data for companies going private allows for meaningful comparisons to Ellett in its proposal to do the same. Additionally, the study of companies engaged in wholesale and distribution builds an even stronger case for the price being offered.

Supporting our findings in a secondary role are the asset based methodologies. Ellett fully expects to operate as a going concern, so the sale of the assets as a whole under any circumstances is not envisioned. We have also considered the possibility that Ellett has greater potential value in liquidation than as a going concern, regardless of management intent.

As mentioned previously, the going concern premise many times dictates that more reliance be placed upon income and market applications, so less consideration has been applied to the asset methodologies for Ellett. We do believe that the issue of liquidation has some relevance in determining the fairness of the purchase offer and believe that this value indication serves as a floor of value for Ellett. The proposed merger price exceeds the hypothetical floor estimated by our liquidation computations.

We placed reliance upon the Discounted Cash Flow Method in this matter and compared its results to others derived by alternative methodologies. This method provided for the lowest value indication. It also indicates that each shareholder would have expectations of cash flows limited by the challenges faced by Ellett. Nevertheless, we have analyzed and considered its application to Ellett and have included those considerations in our opinion.

In summary, the methodology employed in this project, our study of Ellett, its industry, and the economy, as well as our experience and professional judgment support our findings in this engagement. Based on our total analysis, and subject to the foregoing factors, it is our opinion that the proposed cash offer for all of the outstanding common stock of the minority shareholders of Ellett, at a price of $3.20, is fair from a financial point of view.


--------------------------------------------------------------------------------
Page 19

                                   APPENDIX A:

                             DETAILED FINANCIAL DATA

                             Ellett Brothers, Inc.
                      Historical Balance Sheets (in 000s)

                                        Year        Year        Year        Year        Year        Year        Year        Year
                                         End       Ending      Ending      Ending      Ending      Ending      Ending      Ending
                                      12-31-00    12-31-99    12-31-98    12-31-97    12-31-96    12-31-95    12-31-94    12-31-93
                                      --------------------------------------------------------------------------------------------
In 000's
ASSETS:
  Current Assets
    Cash & Equivalents                $    216     $    346   $    183    $    395    $    139    $    325    $     --    $     --
      Accounts Receivable               21,450       21,777     20,066      19,201      19,716      18,893      17,995      17,300
      Other Receivable                     900        1,109      1,716       1,820       1,218         337         196         167
      Total Inventory                   41,930       36,061     32,140      31,535      39,756      38,452      33,966      19,583
      Prepaid Expenses                   1,499        1,154        948       1,488       3,727       3,940       3,632       4,888
      Other Current Assets                  --          834        440         534         591         293         187          --
                                      --------------------------------------------------------------------------------------------
    Total Current Assets                65,994       61,281     55,493      54,973      65,147      62,240      55,976      41,938
  Fixed Assets - Net
    Fixed Assets - Cost
      Property/ Plant/ Equipment        18,522       17,452     14,988      13,395      12,169      11,039       9,869       8,778
      Accumulated Depreciation          (9,806)      (8,100)    (7,421)     (6,692)     (5,979)     (5,484)     (4,987)     (4,439)
                                      --------------------------------------------------------------------------------------------
    Total Fixed Assets - Net             8,716        9,352      7,567       6,703       6,190       5,555       4,882       4,339
  Other Assets
      Intangibles Net                    1,936        2,293      1,709       1,936       2,262       2,466         378         413
      Other Long Term Assets                --           --         --           2          89          14          --          --
                                      --------------------------------------------------------------------------------------------
      Total Other Non-Current Assets     1,936        2,293      1,709       1,938       2,351       2,480         378         413
                                      --------------------------------------------------------------------------------------------
    Total Other Assets                  10,652       11,645      9,276       8,641       8,541       8,035       5,260       4,752
                                      --------------------------------------------------------------------------------------------
  Total Assets                        $ 76,646     $ 72,926   $ 64,769    $ 63,614    $ 73,688    $ 70,275    $ 61,236    $ 46,690
                                      ============================================================================================

LIABILITIES AND EQUITY:
  Liabilities
    Current Liabilities
        Accounts Payable              $  6,470     $  7,891   $  7,149    $  4,424    $  7,909    $  9,034    $  8,146    $  8,148
        Accrued Expenses                 1,171        1,780      1,239       1,884       1,696       2,231       2,019       1,760
        Current Portion - LTD              667          617        567         525         513         463         133          --
        Other Current Liabilities         (660)          99         --          --          --          --          --          81
                                      --------------------------------------------------------------------------------------------
      Total Current Liabilities          7,648       10,387      8,955       6,833      10,118      11,728      10,298       9,989
    Long-Term Liabilities
        Revolving credit facility       39,236       30,327     26,461      26,788      31,515      26,079      22,127      20,699
        Long Term Debt                   4,565        5,269      5,836       6,399       6,957       7,454       7,962       8,074
        Deferred Income Tax                720          850        585         258         461         466         517         421
                                      --------------------------------------------------------------------------------------------
      Total Long-Term Liabilities       44,520       36,446     32,882      33,445      38,933      33,999      30,606      29,194
                                      --------------------------------------------------------------------------------------------
    Total Liabilities                   52,168       46,833     41,837      40,278      49,051      45,727      40,904      39,183

  Total Equity                          24,478       26,093     22,932      23,336      24,637      24,548      20,332       7,507
                                      --------------------------------------------------------------------------------------------
    Total Liabilities and Equity      $ 76,646     $ 72,926   $ 64,769    $ 63,614   $  73,688    $ 70,275    $ 61,236    $ 46,690
                                      ============================================================================================

                             Ellett Brothers, Inc.
                    Historical Balance Sheets - Common Sized

                                        Year        Year        Year        Year        Year        Year        Year        Year
                                         End       Ending      Ending      Ending      Ending      Ending      Ending      Ending
                                      12-31-00    12-31-99    12-31-98    12-31-97    12-31-96    12-31-95    12-31-94    12-31-93
                                      --------------------------------------------------------------------------------------------
ASSETS:
  Current Assets
    Cash & Equivalents                    0.3%        0.5%        0.3%        0.6%        0.2%        0.5%        0.0%        0.0%
      Accounts Receivable                28.0%       29.9%       31.0%       30.2%       26.8%       26.9%       29.4%       37.1%
      Other Receivable                    1.2%        1.5%        2.6%        2.9%        1.7%        0.5%        0.3%        0.4%
      Total Inventory                    54.7%       49.4%       49.6%       49.6%       54.0%       54.7%       55.5%       41.9%
      Prepaid Expenses                    2.0%        1.6%        1.5%        2.3%        5.1%        5.6%        5.9%       10.5%
      Other Current Assets                0.0%        1.1%        0.7%        0.8%        0.8%        0.4%        0.3%        0.0%
                                      --------------------------------------------------------------------------------------------
    Total Current Assets                 86.1%       84.0%       85.7%       86.4%       88.4%       88.6%       91.4%       89.8%
  Fixed Assets - Net
    Fixed Assets - Cost
      Property/ Plant/ Equipment         24.2%       23.9%       23.1%       21.1%       16.5%       15.7%       16.1%       18.8%
      Accumulated Depreciation          -12.8%      -11.1%      -11.5%      -10.5%       -8.1%       -7.8%       -8.1%       -9.5%
                                      --------------------------------------------------------------------------------------------
    Total Fixed Assets - Net             11.4%       12.8%       11.7%       10.5%        8.4%        7.9%        8.0%        9.3%
  Other Assets
      Intangibles Net                     2.5%        3.1%        2.6%        3.0%        3.1%        3.5%        0.6%        0.9%
      Other Long Term Assets              0.0%        0.0%        0.0%        0.0%        0.1%        0.0%        0.0%        0.0%
                                      --------------------------------------------------------------------------------------------
      Total Other Non-Current Assets      2.5%        3.1%        2.6%        3.0%        3.2%        3.5%        0.6%        0.9%
                                      --------------------------------------------------------------------------------------------
    Total Other Assets                   13.9%       16.0%       14.3%       13.6%       11.6%       11.4%        8.6%       10.2%
                                      --------------------------------------------------------------------------------------------
  Total Assets                          100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
                                      ============================================================================================

LIABILITIES AND EQUITY:
  Liabilities
    Current Liabilities
        Accounts Payable                  8.4%       10.8%       11.0%        7.0%       10.7%       12.9%       13.3%       17.5%
        Accrued Expenses                  1.5%        2.4%        1.9%        3.0%        2.3%        3.2%        3.3%        3.8%
        Current Portion - LTD             0.9%        0.8%        0.9%        0.8%        0.7%        0.7%        0.2%        0.0%
        Other Current Liabilities        -0.9%        0.1%        0.0%        0.0%        0.0%        0.0%        0.0%        0.2%
                                      --------------------------------------------------------------------------------------------
      Total Current Liabilities          10.0%       14.2%       13.8%       10.7%       13.7%       16.7%       16.8%       21.4%
    Long-Term Liabilities
        Revolving credit facility        51.2%       41.6%       40.9%       42.1%       42.8%       37.1%       36.1%       44.3%
        Long Term Debt                    6.0%        7.2%        9.0%       10.1%        9.4%       10.6%       13.0%       17.3%
        Deferred Income Tax               0.9%        1.2%        0.9%        0.4%        0.6%        0.7%        0.8%        0.9%
      Total Long-Term Liabilities        58.1%       50.0%       50.8%       52.6%       52.8%       48.4%       50.0%       62.5%
                                      --------------------------------------------------------------------------------------------
    Total Liabilities                    68.1%       64.2%       64.6%       63.3%       66.6%       65.1%       66.8%       83.9%

  Total Equity                           31.9%       35.8%       35.4%       36.7%       33.4%       34.9%       33.2%       16.1%
                                      --------------------------------------------------------------------------------------------
  Total Liabilities and Equity          100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
                                      ============================================================================================

                             Ellett Brothers, Inc.
                 Historical Statements of Operations (in 000s)

                                                2000       1999       1998       1997       1996       1995       1994        1993
                                             --------------------------------------------------------------------------------------
Revenue                                      $157,324   $168,056   $147,130   $152,500   $147,666   $150,411   $160,195    $118,652
Cost of Revenue                               128,651    137,529    120,686    129,372    120,683    121,756    130,312      96,384
                                             --------------------------------------------------------------------------------------

Gross Profits                                  28,673     30,527     26,444     23,128     26,983     28,655     29,883      22,268
Operating Expenses                             25,957     22,673     19,705     21,785     21,420     18,744     17,725      13,844
                                             --------------------------------------------------------------------------------------

Operating Income/(Loss)                         2,717      7,854      6,739      1,343      5,563      9,911     12,158       8,424

Interest Expense                               (3,486)    (2,700)    (2,514)    (3,301)    (3,316)    (3,112)    (2,459)     (2,657)
Interest/Investment Income, Non-Operating         440        445        481        454        444        431        367         322
Other Income (expense)                            (38)        13         44        151        (19)       154       (294)        (38)
                                             --------------------------------------------------------------------------------------

Income Before Tax                                (368)     5,612      4,750     (1,353)     2,672      7,384      9,772       6,051
Income Tax Expense                                 39     (2,037)    (1,738)       538       (986)    (2,750)    (3,584)     (2,849)
                                             --------------------------------------------------------------------------------------

Net Income/(Loss)                               ($329)  $  3,575   $  3,012      ($815)  $  1,686   $  4,634   $  6,188    $  3,202
                                             ======================================================================================

                             Ellett Brothers, Inc.
               Historical Statements of Operations - Common Sized

                                                2000       1999       1998       1997       1996       1995       1994        1993
                                             --------------------------------------------------------------------------------------
Revenue                                       100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Cost of Revenue                                81.8%      81.8%      82.0%      84.8%      81.7%      80.9%      81.3%       81.2%
                                             --------------------------------------------------------------------------------------

Gross Profits                                  18.2%      18.2%      18.0%      15.2%      18.3%      19.1%      18.7%       18.8%
Operating Expenses                             16.5%      13.5%      13.4%      14.3%      14.5%      12.5%      11.1%       11.7%
                                             --------------------------------------------------------------------------------------

Operating Income/(Loss)                         1.7%       4.7%       4.6%       0.9%       3.8%       6.6%       7.6%        7.1%

Interest Expense                               -2.2%      -1.6%      -1.7%      -2.2%      -2.2%      -2.1%      -1.5%       -2.2%
Interest/Investment Income, Non-Operating       0.3%       0.3%       0.3%       0.3%       0.3%       0.3%       0.2%        0.3%
Other Income (expense)                          0.0%       0.0%       0.0%       0.1%       0.0%       0.1%      -0.2%        0.0%
                                             --------------------------------------------------------------------------------------

Income Before Tax                              -0.2%       3.3%       3.2%      -0.9%       1.8%       4.9%       6.1%        5.1%
Income Tax Expense                              0.0%      -1.2%      -1.2%       0.4%      -0.7%      -1.8%      -2.2%       -2.4%
                                             --------------------------------------------------------------------------------------

Net Income/(Loss)                              -0.2%       2.1%        2.0%     -0.5%       1.1%       3.1%       3.9%        2.7%
                                             =====================================================================================

                             Ellett Brothers, Inc.
                  Adjusted Statements of Operations (in 000s)

                                                2000       1999       1998       1997       1996       1995       1994        1993
                                             --------------------------------------------------------------------------------------
Revenue                                      $157,324   $168,056   $147,130   $152,500   $147,666   $150,411   $160,195    $118,652
Cost of Revenue                               128,651    137,529    120,686    129,372    120,683    121,756    130,312      96,384
                                             --------------------------------------------------------------------------------------

Gross Profits                                  28,673     30,527     26,444     23,128     26,983     28,655     29,883      22,268
Operating Expenses                             24,672     21,982     19,683     21,785     21,420     18,744     17,725      13,844
                                             --------------------------------------------------------------------------------------

Operating Income/(Loss)                         4,002      8,545      6,761      1,343      5,563      9,911     12,158       8,424

Interest Expense                               (3,486)    (2,700)    (2,514)    (3,301)    (3,316)    (3,112)    (2,459)     (2,657)
Interest/Investment Income, Non-Operating         440        445        481        454        444        431        367         322
Other Income (expense)                            (38)        13         44        151        (19)       154       (294)        (38)
                                             --------------------------------------------------------------------------------------

Income Before Tax                                 917      6,303      4,772     (1,353)     2,672      7,384      9,772       6,051
Income Tax Expense                               (345)    (2,370)    (1,794)       538       (986)    (2,750)    (3,584)     (2,849)
                                             --------------------------------------------------------------------------------------

Net Income/(Loss)                            $    573   $  3,933   $  2,978      ($815)  $  1,686   $  4,634   $  6,188    $  3,202
                                             ======================================================================================

                             Ellett Brothers, Inc.
                Adjusted Statements of Operations - Common Sized

                                                2000       1999       1998       1997       1996       1995       1994        1993
                                             --------------------------------------------------------------------------------------
Revenue                                       100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Cost of Revenue                                81.8%      81.8%      82.0%      84.8%      81.7%      80.9%      81.3%       81.2%
                                             --------------------------------------------------------------------------------------

Gross Profits                                  18.2%      18.2%      18.0%      15.2%      18.3%      19.1%      18.7%       18.8%
Operating Expenses                             15.7%      13.1%      13.4%      14.3%      14.5%      12.5%      11.1%       11.7%
                                             --------------------------------------------------------------------------------------

Operating Income/(Loss)                         2.5%       5.1%       4.6%       0.9%       3.8%       6.6%       7.6%        7.1%

Interest Expense                               -2.2%      -1.6%      -1.7%      -2.2%      -2.2%      -2.1%      -1.5%       -2.2%
Interest/Investment Income, Non-Operating       0.3%       0.3%       0.3%       0.3%       0.3%       0.3%       0.2%        0.3%
Other Income (expense)                          0.0%       0.0%       0.0%       0.1%       0.0%       0.1%      -0.2%        0.0%
                                             --------------------------------------------------------------------------------------

Income Before Tax                               0.6%       3.8%       3.2%      -0.9%       1.8%       4.9%       6.1%        5.1%
Income Tax Expense                             -0.2%      -1.4%      -1.2%       0.4%      -0.7%      -1.8%      -2.2%       -2.4%
                                             --------------------------------------------------------------------------------------

Net Income/(Loss)                               0.4%       2.3%       2.0%      -0.5%       1.1%       3.1%       3.9%        2.7%
                                             ======================================================================================

                              Ellett Brothers, Inc.
                   Adjusted Balance Sheet-Asset Sale Scenarios

                                         -------------------------------------   ------------------------------------------------
                                           Historical and Adjusted Net Assets                  Liquidation Value - Low
                                         -------------------------------------   ------------------------------------------------
                                            Stated                    Adjusted     Stated                  Liquidation
                                             Book     Normalization     Book        Book     Realization      Value      Adjusted
                                             Value     Adjustment       Value       Value         %        Adjustment      Value
                                         -------------------------------------   ------------------------------------------------
ASSETS:
  Current Assets
    Cash & Equivalents                      215,715                    215,715      215,715        100%           --      215,715
      Accounts Receivable                22,062,872                 22,062,872   22,062,872         90%   (2,206,287)  19,856,585
      Allowance for Bad Debts              (613,357)                  (613,357)    (613,357)       100%           --     (613,357)
      Other Receivable                      899,866                    899,866      899,866         95%      (44,993)     854,873
      Total Inventory                    42,471,392                 42,471,392   42,471,392         80%   (8,494,278)  33,977,114
      Inventory Reserve                    (541,551)                  (541,551)    (541,551)       100%           --     (541,551)
      Prepaid Expenses                    1,498,728                  1,498,728    1,498,728         50%     (749,364)     749,364
                                         -------------------------------------   ----------              ------------------------
    Total Current Assets                 65,993,665           --    65,993,665   65,993,665              (11,494,923)  54,498,742
                                         -------------------------------------   ----------              ------------------------
  Fixed Assets - Net
    Fixed Assets - Cost
      Land                                  201,856                                 201,856
      Building & Leaseholds               6,587,910                               6,587,910
      Accumulated Depreciation           (3,510,899)                             (3,510,899)
                                         -------------------------------------   ----------              ------------------------
        Net                               3,278,867    3,404,733     6,683,600    3,278,867                3,404,733    6,683,600
                                         -------------------------------------   ----------              ------------------------
      Furniture, Fixtures & Equipment    11,732,679                              11,732,679
      Accumulated Depreciation           (6,295,560)                             (6,295,560)
                                         -------------------------------------   ----------              ------------------------
        Net                               5,437,119   (4,756,909)      680,210    5,437,119               (4,756,909)     680,210
                                         -------------------------------------   ----------              ------------------------
    Total Fixed Assets - Net              8,715,986   (1,352,176)    7,363,810    8,715,986               (1,352,176)   7,363,810
                                         -------------------------------------   ----------              ------------------------
  Other Assets
      Intangibles Net                     1,935,087   (1,935,087)           --    1,935,087          0%   (1,935,087)          --
      Other Long Term Assets                  1,000                      1,000        1,000          0%       (1,000)          --
      Tax Benefit of NOL Carryback                                                                         1,932,571    1,932,571
                                         -------------------------------------   ----------              ------------------------
    Total Other Assets                    1,936,087   (1,935,087)        1,000    1,936,087                   (3,516)   1,932,571
                                         -------------------------------------   ----------              ------------------------
  Total Assets                           76,645,738   (3,287,263)   73,358,475   76,645,738              (12,850,615)  63,795,123
                                         =====================================   ==========              ========================

LIABILITIES AND EQUITY:
  Liabilities
    Current Liabilities
        Accounts Payable                  6,470,452                  6,470,452    6,470,452        100%                 6,470,452
        Accrued Expenses                  1,170,794                  1,170,794    1,170,794                 (125,000)   1,045,794
        Current Portion - LTD               666,667                    666,667      666,667        100%                   666,667
      Liability for Disposal Costs/Runoff                                   --           --                2,040,000    2,040,000
          Deferred Income Tax              (659,897)                  (659,897)    (659,897)                 659,897           --
                                         -------------------------------------   ----------              ------------------------
      Total Current Liabilities           7,648,016           --     7,648,016    7,648,016                2,574,897   10,222,913
                                         -------------------------------------   ----------              ------------------------
    Long-Term Liabilities

        Revolving credit facility        39,235,814                 39,235,814   39,235,814        100%                39,235,814
        Long Term Debt                    4,564,621                  4,564,621    4,564,621        100%                 4,564,621
        Deferred Income Tax                 719,904                    719,904      719,904                 (719,904)          --
                                         -------------------------------------   ----------              ------------------------
      Total Long-Term Liabilities        44,520,339           --    44,520,339   44,520,339                 (719,904)  43,800,435
                                         -------------------------------------   ----------              ------------------------
        Other Liabilities                                                                --
                                         -------------------------------------   ----------              ------------------------
    Total Liabilities                    52,168,355           --    52,168,355   52,168,355                1,854,993   54,023,348
                                         -------------------------------------   ----------              ------------------------
  Equity
    Total Equity                         24,477,383   (3,287,263)   21,190,120   24,477,383              (14,705,608)   9,771,775
                                         -------------------------------------   ----------              ------------------------
    Total Liabilities and Equity         76,645,738   (3,287,263)   73,358,475   76,645,738              (12,850,615)  63,795,123
                                         =====================================   ==========              ========================

Shares Outstanding                        4,082,968                  4,082,968                                          4,082,968
Value Per Share                                5.99                       5.19                                               2.39
                                         -------------------------------------   ------------------------------------------------

                                                       Liquidation Value - High
                                           ---------------------------------------------------------
                                              Stated                      Liquidation
                                               Book       Realization         Value         Adjusted
                                               Value           %           Adjustment         Value
                                           ---------------------------------------------------------
ASSETS:
  Current Assets
    Cash & Equivalents                        215,715        100%                --         215,715
      Accounts Receivable                  22,062,872         95%        (1,103,144)     20,959,728
      Allowance for Bad Debts                (613,357)       100%                --        (613,357)
      Other Receivable                        899,866         95%           (44,993)        854,873
      Total Inventory                      42,471,392         80%        (8,494,278)     33,977,114
      Inventory Reserve                      (541,551)       100%                --        (541,551)
      Prepaid Expenses                      1,498,728         50%          (749,364)        749,364
                                           ----------                   ----------------------------
    Total Current Assets                   65,993,665                   (10,391,779)     55,601,886
                                           ----------                   ----------------------------
  Fixed Assets - Net
    Fixed Assets - Cost
      Land                                    201,856
      Building & Leaseholds                 6,587,910
      Accumulated Depreciation             (3,510,899)
                                           ----------                   ----------------------------
        Net                                 3,278,867                     3,404,733       6,683,600
                                           ----------                   ----------------------------
      Furniture, Fixtures & Equipment      11,732,679
      Accumulated Depreciation             (6,295,560)
                                           ----------                   ----------------------------
        Net                                 5,437,119                    (4,756,909)        680,210
                                           ----------                   ----------------------------
    Total Fixed Assets - Net                8,715,986                    (1,352,176)      7,363,810
                                           ----------                   ----------------------------
  Other Assets
      Intangibles Net                       1,935,087          0%        (1,935,087)             --
      Other Long Term Assets                    1,000          0%            (1,000)             --
      Tax Benefit of NOL Carryback                                        1,932,571       1,932,571
                                           ----------                   ----------------------------
    Total Other Assets                      1,936,087                        (3,516)      1,932,571
                                           ----------                   ----------------------------
  Total Assets                             76,645,738                   (11,747,471)     64,898,267
                                           ==========                   ============================

LIABILITIES AND EQUITY:
  Liabilities
    Current Liabilities
        Accounts Payable                    6,470,452        100%                         6,470,452
        Accrued Expenses                    1,170,794                      (125,000)      1,045,794
        Current Portion - LTD                 666,667        100%                           666,667
      Liability for Disposal Costs/Runoff          --                     2,040,000       2,040,000
          Deferred Income Tax                (659,897)                      659,897              --
                                           ----------                   ----------------------------
      Total Current Liabilities             7,648,016                     2,574,897      10,222,913
                                           ----------                   ----------------------------
    Long-Term Liabilities

        Revolving credit facility          39,235,814        100%                        39,235,814
        Long Term Debt                      4,564,621        100%                         4,564,621
        Deferred Income Tax                   719,904                      (719,904)             --
                                           ----------                   ----------------------------
      Total Long-Term Liabilities          44,520,339                      (719,904)     43,800,435
                                           ----------                   ----------------------------
        Other Liabilities                          --
                                           ----------                   ----------------------------
    Total Liabilities                      52,168,355                     1,854,993      54,023,348
                                           ----------                   ----------------------------
  Equity
    Total Equity                           24,477,383                   (13,602,464)     10,874,919
                                           ----------                   ----------------------------
    Total Liabilities and Equity           76,645,738                   (11,747,471)     64,898,267
                                           ==========                   ============================

Shares Outstanding                                                                        4,082,968
Value Per Share                                                                                2.66
                                           ---------------------------------------------------------

                              ELLETT BROTHERS, INC.
               Detailed Calculation of Discounted Cash Flow Method

                                                         Projected Growth Rate   5%       3%       3%       3%       3%

             1994     1995     1996      1997      1998      1999      2000     2001     2002     2003     2004     2005
           -------- -------- --------  --------  --------  --------  -------- -------- -------- -------- -------- --------
Sales      $160,187 $150,411 $147,666  $144,381  $147,130  $168,056  $157,324 $165,190 $170,146 $175,250 $180,508 $185,923

Gross Profit                   26,983    25,291    26,445    30,527    28,673   30,107   31,010   31,940   32,898   33,885
                               18.27%    17.52%    17.97%    18.16%    18.23%   18.23%   18.23%   18.23%   18.23%   18.23%

Variable
  Expenses                                                              6,997    7,347    7,567    7,794    8,028    8,269
                                                                     -------- -------- -------- -------- -------- --------
                                                                        4.45%    4.45%    4.45%    4.45%    4.45%    4.45%

Fixed
  Expenses                                                             17,675   18,205   18,751   19,314   19,893   20,490
                                                                     -------- -------- -------- -------- -------- --------
                                                                                  103%     103%     103%     103%     103%
Income from
 Operations                     5,563     1,343     6,739     7,854     4,001    4,555    4,691    4,832    4,977    5,126

Net Interest
 Expense                        2,845     2,843     2,016     2,229     3,046    3,081    3,226    3,364    3,496    3,622

Other
 (Income)
 Expense                           45      (147)      (27)       13        38       38       38       38       38       38
                             --------  --------  --------  --------  -------- -------- -------- -------- -------- --------

Income
 Before
 Taxes                          2,673    (1,353)    4,750     5,612       917    1,435    1,427    1,430    1,443    1,466


Income Taxes                      986      (538)    1,738     2,037       345      545      542      543      548      557
                             --------  --------  --------  --------  -------- -------- -------- -------- -------- --------


Net Income                      1,687      (815)    3,012     3,575       572      890      885      886      894      909

Addbacks:
Depreciation
 & Amorti-
 zation                           901       973       983     1,054     2,059    2,059    2,059    2,059    2,059    2,059
New Debt                                                                           800      800      800      800      800
                             --------  --------  --------  --------  -------- -------- -------- -------- -------- --------

   Additions                      901       973       983     1,054     2,059    2,859    2,859    2,859    2,859    2,859
Deductions:
Capital
  Expenditures                  1,332     1,257     1,596     2,561     1,200    1,000    1,000    1,000    1,000    1,000
New Debt
  Service                                                                          100      200      300      400      500
Bonds                                                                     654      654      654      654      654      654
Working
 Capital
 Increase                                                                        1,056      665      685      706      727
                             --------  --------  --------  --------  -------- -------- -------- -------- -------- --------

    Deductions                                                          1,854    2,810    2,519    2,639    2,759    2,881

Net Cash Flow                    (431)     (284) $   (613) $ (1,507) $    777 $    939 $  1,225 $  1,106 $    994 $    887
                             ========  ========  ========  ========  ======== ======== ======== ======== ======== ========
                                                                                                                           Terminal
                                                           Net Cash Flow      $    939 $  1,225 $  1,106 $    994 $    887   $  936

                                                           Multiple                                                               6
                                                                                                                             ------
                                                                                                                              5,617


                                                                                0.9186   0.7750   0.6539   0.5517   0.4655   0.4655
                                                                              -------- -------- -------- -------- --------   ------

                                                                              $    863 $    949 $    724 $    548 $    413    2,615
                                                                              ======== ======== ======== ======== ========
                                                                                                                              6,112
                                                                                                         Premium       20%    1,222
                                                                                                                             ------
                                                                                                         Total                7,334

                                                                                                         Shares Outstanding   4,083
                                                                                                                             ------

                                                                                                         Value Per Share     $ 1.80
                                                                                                                             ======

                                   APPENDIX B:

                            STATEMENT OF ASSUMPTIONS
                             AND LIMITING CONDITIONS

ELLETT BROTHERS, INC.
MARCH 7, 2001
--------------------------------------------------------------------------------


STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

We have no present or contemplated financial interest in Ellett Brothers, Inc. ("Ellett"). Our fees for this valuation are based up on our normal hourly billing rates, and are in no way contingent upon the results of our findings. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Our report is based on historical and prospective financial information provided to us by management and other third parties. Had we audited or reviewed the underlying data, matters may have come to our attention, which would have resulted in our using amounts which differ from those provided. Accordingly, we take no responsibility for the underlying data presented or relied upon in this report. All of the representations and information supplied by Ellett, its management, and agents are assumed to be true, accurate, and complete.

We have relied upon the representations of the owners, management, and other third parties concerning the date of the transaction, and value and useful condition of all assets or liabilities, except as specifically stated to the contrary in this report. We have not attempted to confirm whether or not all assets of the business are free and clear of liens and encumbrances, or that Ellett has good title to all assets. Dixon Odom PLLC ("Dixon Odom") assumes no responsibility for matters of a legal or tax-oriented nature affecting any of the property valued or any opinion of title.

The indication of value included in this report assumes that the existing management will maintain the character and integrity of Ellett through any reorganization or reduction of any existing owner's/manager's participation in the existing activities of Ellett.

Dixon Odom does not purport to be a guarantor of value. Valuation of companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their opinions of value. However, Dixon Odom and the individual analysts have performed conceptually sound and commonly accepted methods and procedures of valuation in analyzing the value included in this report.

We have compiled certain items of the information contained herein. That information, namely, but not limited to, financial statements (historical and adjusted), company history and industry overview, has been supplied by Ellett, its officers, or representatives. This information has not been audited or reviewed by us, nor has it been subjected to any type of audit or review procedures by us, nor have we audited or reviewed the books and records of Ellett. Accordingly, this report should not be construed, or referred to, as an audit, examination, or review by Dixon Odom.

This analysis of Ellett was performed only for Ellett and the purpose stated herein. The report and any information contained within are not to be used for any other purpose by any other party. Such other use will render the report invalid and is not authorized.

ELLETT BROTHERS, INC.
MARCH 7, 2001
--------------------------------------------------------------------------------

We have assumed that there are no factors such as restrictive agreements of any kind, other than those noted herein, which will affect or impair value in any way or the ability to affect an expedient sale of the shares being valued in accordance with the purchase offer.

Nothing in this report is intended to recommend, imply, or provide any guarantees, representations, warranties, or opinions of any kind whatsoever regarding the financial prudence, collateral, investment potential, or debt service ability of Ellett or any investment in its stock or assets by any party, including investors of any kind, financial institutions, and all other individuals or entities. Such parties should undertake a full due diligence review of Ellett and make their own independent determinations of its future prospects, financial and otherwise, and the financial prudence, tax, legal, and all other ramifications of any contemplated transaction and should retain independent and qualified advisors. Nothing in this report should be construed as providing a "due diligence" study of Ellett as such a study has not been undertaken. Such a study could uncover factors not considered herein which could result in a materially different estimate of value.

This fairness opinion was based in part on forecasts of revenues, earnings, and other matters as estimated by the management of Ellett. Some assumptions inevitably will not materialize, and numerous unanticipated events and circumstances may occur. Therefore, the actual performance in the areas projected will vary from the projections, and the variations may be material. Dixon Odom expresses no form of assurance whatsoever on the likelihood of achieving the estimated future results or on the reasonableness of the assumptions, representations, and conclusions. Any such information is presented for purposes of this analysis only, and is not intended to be used separately or for any other purpose, including obtaining credit or soliciting investors. Any potential such parties must independently examine the outlook for Ellett and make their own separate determinations.

It has been assumed, for purposes of this opinion, that Ellett is in good standing and is not in violation of any laws or regulatory statues of any kind. This has not been independently verified. This valuation assumes no contingent or other liabilities of any kind, including pending or threatened lawsuits, environmental, or hazardous waste or other similar matters except as noted herein.

The dollar amount of any value reported is based on the purchasing power of the U.S. dollar as of the date of our report. Dixon Odom assumes no responsibility for economic or physical factors occurring subsequent to the date that may affect the opinions reported.

This memorandum is subject to the terms and conditions set forth in an engagement letter between Ellett and Dixon Odom, incorporated by reference herein.